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                                                                  EXHIBIT 3.1(a)

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                            AND RIGHTS OF A SERIES OF

                         PREFERRED STOCK TO BE KNOWN AS

                           SERIES C PREFERRED STOCK OF

                       HAIGHTS CROSS COMMUNICATIONS, INC.

                                April 15th, 2004

      Haights Cross Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended from time to time, said Board of Directors duly adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a series of preferred stock, which resolution is as follows:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock of the Corporation known as the Series C Preferred Stock be, and such series hereby is, created, classified, and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and limitations thereof, shall be as set forth in the form appended hereto as Exhibit A.

      I, Peter J. Quandt, President and Chief Executive Officer of the Corporation, do make this Certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 15th day of April, 2004.

                                    By: /s/ Peter J. Quandt
                                        -------------------------------------
                                        Peter J. Quandt
                                        President and Chief Executive Officer

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                                                                       EXHIBIT A

      1.    Designation and Ranking.

            (a) A total of 3,500 shares of the Corporation's Preferred Stock shall be designated as a series known as Series C Preferred Stock, $.001 par value per share (the "Series C Preferred Stock"). All of the preferential amounts to be paid to the holders of Series C Preferred Stock as provided in this Certificate of Designation shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of Common Stock or any other capital stock of the Corporation ranking on dividends, liquidation or other distributions junior to the Series C Preferred Stock, whether now or hereafter authorized (the "Series C Junior Capital Stock").

            (b) The Series C Preferred Stock shall, with respect to dividend rights, rights on liquidation, dissolution, winding up, redemption and otherwise, rank junior to the Series B Preferred Stock and on a parity with the Series A Preferred Stock.

      2. Election of Directors; Voting. The holders of outstanding shares of Series C Preferred Stock shall not be entitled to any voting rights, except as otherwise provided by law.

      3. Dividends. The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends on the Series C Preferred Stock at the rate per annum of five (5%) compounded quarterly subject to proration for partial years on the basis of a 365-day year ("Series C Cumulative Dividends"). Such dividends will accumulate quarterly in arrears commencing as of the date of issuance of the Series C Preferred Stock and be cumulative, to the extent unpaid, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Series C Cumulative Dividends shall become due and payable with respect to any share of Series C Preferred Stock as provided in Section 4 and Section 5. All numbers relating to the calculation of dividends pursuant to this Section 3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series C Preferred Stock.

      4.    Liquidation.

            (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus, or earnings, on a pari passu basis with each holder of outstanding shares of Series A Preferred Stock and before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Series C Preferred Stock, an amount equal to the sum of (i) $1,000.00 per share of Series C Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series C Preferred Stock) (the "Series C Issue Price"), plus (ii) any accumulated but unpaid

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dividends to which such holder of outstanding shares of Series C Preferred Stock is then entitled, if any, pursuant to Section 3 hereof (the sum of clauses (i) and (ii) being referred to herein as the "Series C Liquidation Preference Amount"); provided, however, that if, upon any Liquidation Event, the amounts payable with respect to the Series C Liquidation Preference Amount are not paid in full, the holders of the Series C Preferred Stock shall share ratably with the holders of Series A Preferred Stock in any distribution of assets in proportion to the full respective preferential amounts to which such holders are entitled.

            (b) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Series C Preferred Stock notice in accordance with Section 7 hereof, together with a certificate prepared by the chief financial officer or chief executive officer of the Corporation describing in detail the facts of such Liquidation Event and stating in detail both the amount(s) per share of Series C Preferred Stock each holder of Series C Preferred Stock would receive pursuant to the provisions of Section 4(a) hereof and the facts upon which such amounts were determined.

      5.    Redemption.

            (a)   Redemption Events.

                  (i) Redemption After Eight Years. On any one occasion on or after April 15, 2012, any holder of Series C Preferred Stock may require the Corporation to redeem, out of funds legally available therefor, up to one hundred percent (100%) of the outstanding shares of Series C Preferred Stock held by such holder at such time. The foregoing elections shall be made by such holders giving the Corporation and each of the other holders of Series C Preferred Stock not less than sixty (60) days prior written notice, which notice shall set forth the date for such redemption.

                  (ii) Redemption in the Event of a Sale Transaction. In the event of (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale, license, lease or transfer of assets representing more than 75% of the value of the Corporation's assets as of the date of such sale, license, lease or transfer, or (iii) any other transaction pursuant to or as a result of which a single person (or group of affiliated persons) acquires or holds capital stock of the Corporation representing a majority of the Corporation's outstanding voting power (other than any such person or group of affiliated persons who is a stockholder of the Corporation prior to such transaction (each, a "Sale Transaction"), the Corporation may, at its option, redeem the shares of Series C Preferred Stock, in whole or in part, upon a date no later than 30 days (or if a later date is required in order to comply with the federal securities laws, the first date thereafter on which such redemption is permitted under the federal securities laws) following such Sale Transaction.

                  (iii) Redemption Upon Redemption or Repurchase of Series A Preferred Stock. In the event the Corporation redeems or repurchases for cash all or any

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      portion of the outstanding shares of Series A Preferred Stock, the
      Corporation shall redeem all or a similar portion of the outstanding shares of Series C Preferred Stock.

                  (iv) Redemption at the Option of the Corporation. At any time on and after the date any shares of Series C Preferred Stock are first issued, to the extent the Corporation shall have funds legally available for such payment, the Corporation may, at its option, redeem shares of Series C Preferred Stock, in whole or in part.

            (b) Redemption Date; Redemption Price. Any date as to which notice has been given that a redemption will occur in accordance with Section 5(a) shall be referred to as a "Series C Redemption Date." The redemption price for each share of Series C Preferred Stock redeemed pursuant to Sections 5(a)(i), 5(a)(ii) or 5(a)(iii) shall be the per share Series C Liquidation Preference Amount. The redemption price for each share of Series C Preferred Stock redeemed pursuant to Section 5(a)(iv) shall be 101% of the per share Series C Liquidation Preference Amount (the "Series C Redemption Price"). The aggregate Series C Redemption Price payable on a Series C Redemption Date shall be payable in cash in immediately available funds to the respective holders of the Series C Preferred Stock whose shares are being redeemed on such Series C Redemption Date. Upon and following a Series C Redemption Date, until the aggregate Series C Redemption Price has been paid for all shares of Series C Preferred Stock subject to redemption on such Series C Redemption Date: (i) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any Series C Junior Capital Stock; and (ii) no shares of any Series C Junior Capital Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

            (c) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock on a Series C Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock subject to redemption on such Series C Redemption Date, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the respective number of shares of Series C Preferred Stock that otherwise would have been redeemed if all shares of the Series C Preferred Stock had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Series C Redemption Date (but which it has not redeemed) at the Series C Redemption Price. If any shares of Series C Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Series C Redemption Price on all shares of Series C Preferred Stock required to be so redeemed, all such shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

            (d) Redemption of Series A Preferred Stock and Series C Preferred Stock. In the event that shares of Series C Preferred Stock and Series A Preferred Stock are being redeemed on the same date and the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock and Series A Preferred Stock on such date are insufficient to redeem the total number of shares of Series C Preferred Stock and Series A Preferred Stock to be

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so redeemed, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of shares of Series C Preferred Stock and Series A Preferred to be redeemed in proportion to the full respective amounts to which such holders would have entitled if all shares of the Series C Preferred Stock and Series A Preferred Stock had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Preferred Stock and Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on such applicable date (but which it has not redeemed), ratably among the holders of shares of Series C Preferred Stock and Series A Preferred, at the applicable redemption price.

            (e) Surrender of Certificates. Each holder of shares of Series C Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "Affidavit of Loss") with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series C Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series C Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series C Redemption Price by certified check or wire transfer; provided, however, that, in connection with a redemption occurring pursuant to Sections 5(a)(ii), 5(a)(iii) or 5(a)(iv), all rights with respect to the Series C Preferred Stock so called for redemption shall terminate on the applicable Series C Redemption Date, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive the applicable Series C Redemption Price; and, provided, further, that if a holder of Series C Preferred Stock has exercised its redemption right pursuant to Section 5(a)(i), or the Corporation has exercised its redemption rights pursuant to Sections 5(a)(ii)-(iv), and the Corporation is prohibited from redeeming, or otherwise fails to redeem, all shares of Series C Preferred Stock to be so redeemed, such holder shall, in addition to the payment of the portion of the applicable Series C Redemption Price that the Corporation is not prohibited from paying by certified check or wire transfer, receive a new stock certificate for those shares of Series C Preferred Stock not so redeemed.

      6.    Conversion.

            (a) Automatic Conversion. As of, and in all cases subject to, the closing of the Corporation's first underwritten public offering of Common Stock on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (an "IPO"), each outstanding share of Series C Preferred Stock shall automatically be converted, without the payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined as follows:

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                  (i)   If the closing of such IPO occurs on or prior to April
      15, 2008, then each outstanding share of Series C Preferred Stock shall automatically be converted, without the payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series C Issue Price, by
      (ii) the price per share at which shares of Common Stock are offered to the public in such IPO, as stated on the cover page of the final prospectus relating thereto; and

                  (ii) If the closing of such IPO occurs after April 15, 2008, then each outstanding share of Series C Preferred Stock shall automatically be converted, without the payment of any additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series C Liquidation Preference Amount, by (ii) the price per share at which shares of Common Stock are offered to the public in such IPO, as stated on the cover page of the final prospectus relating thereto.

            (b) Effect of Conversion; Procedure. As of the closing of an IPO (the "Automatic Conversion Date"), all outstanding shares of Series C Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing, and all such shares shall be so converted without any further action by the holders of such shares and whether or not the certificates representing such shares of Series C Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Series C Preferred Stock so converted shall terminate (including, without limitation, if such conversion occurs on or prior to April 15, 2008, all rights to receive any accumulated but unpaid dividends on such shares of Series C Preferred Stock), except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series C Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series C Preferred Stock surrendered are convertible on the Automatic Conversion Date.

            (c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

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      7.    Notice.

            (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event, Sale Transaction or IPO becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series C Preferred Stock or their designated representative at least ten (10) days prior to such record date specified therein (if such holder is entitled to such dividend or distribution or is entitled to vote) or the expected effective date of any such Liquidation Event, Sale Transaction or IPO, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Sale Transaction or IPO is expected to become effective, and
(C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

            (b) Waiver of Notice. The holder or holders of not less than a majority of the outstanding shares of Series C Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

            (c) General. In the event that the Corporation provides any notice, report or statement to holders of its Common Stock generally in their capacity as such, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series C Preferred Stock.

      8. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

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